Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS SECOND QUARTER 2012 RESULTS AND INCREASES QUARTERLY DIVIDEND TO $0.60

Purchase, New York, July 25, 2012 — TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the second quarter ended June 30, 2012.

Highlights:

•                                          TAL reported Adjusted pre-tax income of $1.54 per fully diluted share for the second quarter of 2012, an increase of 0.7% from the second quarter of 2011.

•                                          TAL reported leasing revenues of $127.9 million for the second quarter of 2012, an increase of 20.1% from the second quarter of 2011.

•                                          TAL reported Adjusted EBITDA of $135.7 million for the second quarter of 2012, an increase of 11.4% from the second quarter of 2011.

•                                          TAL continues to invest aggressively in its business.  Year to date, TAL has invested roughly $750 million in new container purchases and sale-leaseback transactions.

•                                          TAL announced a $0.02 increase in its quarterly dividend to $0.60 per share payable on September 25, 2012 to shareholders of record as of September 4, 2012.

Adjusted pre-tax income (1), excluding gains and losses on interest rate swaps, was $51.9 million for the second quarter of 2012, compared to $51.0 million for the second quarter of 2011.  Adjusted pre-tax income per fully diluted common share was $1.54 for the second quarter of 2012, compared to $1.53 for the second quarter of 2011.  The Company focuses on Adjusted pre-tax results since it considers gains and losses on interest rate swaps to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and anticipated future equipment purchases.

Leasing revenues for the second quarter of 2012 were $127.9 million, compared to $106.5 million for the second quarter of 2011.  Adjusted EBITDA (1), including principal payments on finance leases, was $135.7 million for the second quarter of 2012, compared to $121.8 million for the second quarter of 2011.

Adjusted net income (1), excluding gains and losses on interest rate swaps, was $33.6 million for the second quarter of 2012, compared to $33.0 million for the second quarter of 2011.  Adjusted net income per fully diluted common share was $1.00 for the second quarter of 2012, compared to $0.99 for the second quarter of 2011.

Reported net income for the second quarter of 2012 was $29.3 million compared to $23.2 million for the second quarter of 2011.  Net income per fully diluted common share was $0.87 for the second quarter of 2012, compared to $0.70 for the second quarter of 2011.  The difference between Adjusted net income and reported net income in the second quarter of 2012 was due to net losses on interest rate swaps.  TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates match the expected duration of TAL’s lease portfolio.  TAL does not use hedge accounting for the majority of its swaps, so most of the change in the market value of TAL’s interest rate swap portfolio is reflected in reported net income.  During the second quarter of 2012, long-term interest rates decreased resulting in a $6.7 million decrease in the market value of TAL’s swap contracts.

“TAL continued to deliver outstanding operational and financial results in the second quarter of 2012,” commented Brian M. Sondey, President and CEO of TAL International.  “Our leasing revenue increased 20% from the second quarter of last year, reflecting our aggressive investments and the continued high utilization of our container fleet.  Our leasing revenue also benefitted this quarter from lease termination fees paid by one of our customers as part of their effort to exit non-core trade lanes.  Our utilization averaged 97.8% in the second quarter and stood at 97.7% as of July 25, 2012.  Our Adjusted pretax income per share was relatively flat this quarter compared to the second quarter of 2011, as lower used container sale prices and disposal gains offset the benefits of our fleet growth.  Still, our financial performance remains very strong, and the shift in the mix of our income toward recurring leasing revenue creates a solid foundation for future performance.”

“We continue to aggressively grow our business.  Through July 25, 2012, we have invested roughly $750 million in new container purchases and sale-leaseback transactions.  Approximately 75% of this equipment, together with our inventory of uncommitted factory containers at the beginning of the year, has been committed to lease.  This continued high level of investment and lease activity should ensure that 2012 will be another year of strong growth for TAL.  Pick-up activity for units committed to lease was slightly lower than we had expected in the second quarter, as renewed global economic uncertainty seems to have taken some momentum away from peak season shipping volumes.  But we have a large number of new and sale-leaseback containers committed to go on-hire, trade growth is still expected to remain solidly positive this year, and we expect pick-ups to accelerate in the third quarter.”

“Our outstanding operational and financial performance continues to be supported by attractive market fundamentals.  Containerized trade growth is expected to remain solidly positive this year despite the weak economies in many developed countries.  The global supply / demand balance for containers remains tight, with inventories of used depot containers still unusually low.  Our shipping line customers continue to be cautious about investing in new containers due to the financial challenges they are facing, and total new container purchases have been fairly low so far this year.  Many of our customers also remain interested in pursuing sale-leaseback transactions for their existing containers.  The market share shift from owned to leased containers continues to allow us to grow aggressively in a moderate growth environment.”

Adjusted pre-tax income (1), excluding gains and losses on interest rate swaps, was $99.9 million for the six months ended June 30, 2012 compared to $93.5 million for the same period in 2011.  Adjusted pre-tax income per fully diluted common share was $2.97 for the six months ended June 30, 2012 compared to $2.91 for the same period in 2011.

Leasing revenues for the six months ended June 30, 2012 were $251.0 million compared to $206.1 million for the same period in 2011.  Adjusted EBITDA (1), including principal payments on finance leases, was $264.0 million for the six months ended June 30, 2012 compared to $228.4 million for the same period in 2011.

Adjusted net income (1), excluding gains and losses on interest rate swaps, was $64.7 million for the six months ended June 30, 2012, compared to $60.4 million for the same period in 2011.  Adjusted net income per fully diluted common share was $1.92 for the six months ended June 30, 2012 compared to $1.88 for the same period in 2011.

Reported net income for the six months ended June 30, 2012 was $62.2 million compared to $55.8 million for the same period in 2011.  Net income per fully diluted common share was $1.85 for the six months ended June 30, 2012 compared to $1.73 for the same period in 2011.

Outlook

Mr. Sondey continued, “We generally expect strong market conditions to continue.  We expect our utilization and other key operating metrics to remain near peak levels through the rest of the year, though our investment pace will likely slow in the second half of the year due to the relatively large number of containers committed to lease but still awaiting pick-up and the limited time remaining to order dry containers for delivery within the summer peak season.  Our existing lease commitments should lead to an acceleration in pick-ups and our leasing revenue in the third quarter, but this will be somewhat offset on a sequential basis by the absence of the lease termination fees that benefitted the second quarter of 2012.  We expect used container sale prices to remain near their current level through the end of the summer peak season for dry containers.  Overall, we expect our Adjusted pretax income in the third quarter of 2012 to be steady to slightly higher compared to the second quarter of 2012.”

Dividend

TAL’s Board of Directors has approved and declared a $0.60 per share quarterly cash dividend on its issued and outstanding common stock, payable on September 25, 2012 to shareholders of record at the close of business on September 4, 2012.  These distributions generally qualify as a return of capital rather than a taxable dividend, and based on current information, we expect that to be the case in 2012. Investors should consult with a tax advisor to determine the proper tax treatment of this distribution.

Mr. Sondey concluded, “We are very pleased to announce an increase to our dividend again this quarter.  The increase reflects our continued strong performance, the growth in our leasing revenues and our general expectations that our market environment will remain favorable for the foreseeable future.”

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, July 26, 2012 to discuss its second quarter results.  An archive of the Webcast will be available one hour after the live call through Friday, August 31, 2012. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 225 third-party container depot facilities in 39 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. TAL’s fleet consists of approximately 1,104,000 containers and related equipment representing approximately 1,787,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci

Vice President

Treasury and Investor Relations

(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2012.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income, Adjusted EBITDA and Adjusted net income are non-GAAP measurements we believe are useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted pre-tax income, Adjusted EBITDA and Adjusted net income are outlined in the attached schedules.

Please see page 8 for a detailed reconciliation of these financial measurements.

-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $697,080 and $626,965	$2,993,687	$2,663,443
Net investment in finance leases, net of allowances of $978 and $1,073	133,400	146,742
Equipment held for sale	31,744	47,048
Revenue earning assets	3,158,831	2,857,233
Cash and cash equivalents	56,308	140,877
Restricted cash	36,825	34,466
Accounts receivable, net of allowances of $656 and $667	64,219	56,491
Goodwill	71,898	71,898
Deferred financing costs	26,351	24,028
Other assets	13,984	11,539
Fair value of derivative instruments	757	771
Total assets	$3,429,173	$3,197,303
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Equipment purchases payable	$115,965	$55,320
Fair value of derivative instruments	70,045	78,122
Accounts payable and other accrued expenses	61,768	66,607
Net deferred income tax liability	232,061	198,867
Debt	2,359,245	2,235,585
Total liabilities	2,839,084	2,634,501
Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 36,584,876 and 36,412,659 shares issued respectively	37	36
Treasury stock, at cost, 3,011,843 shares	(37,535)	(37,535)
Additional paid-in capital	492,496	489,468
Accumulated earnings	144,741	120,449
Accumulated other comprehensive (loss)	(9,650)	(9,616)
Total stockholders’ equity	590,089	562,802
Total liabilities and stockholders’ equity	$3,429,173	$3,197,303

TAL INTERNATIONAL GROUP, INC.

Consolidated Statements of Operations

(Dollars and shares in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Leasing revenues:
Operating leases	$124,303	$102,294	$243,784	$197,618
Finance leases	3,552	4,224	7,250	8,470
Total leasing revenues	127,855	106,518	251,034	206,088
Equipment trading revenue	21,308	12,877	35,769	37,093
Management fee income	820	736	1,480	1,439
Other revenues	40	90	72	129
Total revenues	150,023	120,221	288,355	244,749
Operating expenses (income):
Equipment trading expenses	19,031	10,094	31,594	29,383
Direct operating expenses	6,026	4,363	11,607	8,463
Administrative expenses	11,128	10,612	22,234	21,175
Depreciation and amortization	47,169	35,161	92,374	67,414
Provision for doubtful accounts	(183)	102	(169)	141
Net (gain) on sale of leasing equipment	(13,152)	(16,899)	(23,912)	(24,784)
Total operating expenses	70,019	43,433	133,728	101,792
Operating income	80,004	76,788	154,627	142,957
Other expenses:
Interest and debt expense	28,073	25,750	54,698	49,481
Net loss on interest rate swaps	6,728	15,139	3,756	7,132
Total other expenses	34,801	40,889	58,454	56,613
Income before income taxes	45,203	35,899	96,173	86,344
Income tax expense	15,906	12,708	33,949	30,566
Net income	$29,297	$23,191	$62,224	$55,778
Net income per common share—Basic	$0.88	$0.70	$1.87	$1.76
Net income per common share—Diluted	$0.87	$0.70	$1.85	$1.73
Cash dividends paid per common share	$0.58	$0.50	$1.13	$0.95
Weighted average number of common shares outstanding—Basic	33,216	32,905	33,204	31,732
Weighted average number of common shares outstanding—Diluted	33,634	33,353	33,603	32,164

Non-GAAP Financial Measures

We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted pre-tax income”, and “Adjusted net income” throughout this press release. EBITDA is defined as net income before interest and debt expense, income tax expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding gains and losses on interest rate swaps, plus principal payments on finance leases.

Adjusted pre-tax income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted pre-tax income excludes gains and losses on interest rate swaps. Adjusted net income is defined as net income further adjusted for the item discussed above, net of income tax.

EBITDA, Adjusted EBITDA, Adjusted pre-tax income, and Adjusted net income are not presentations made in accordance with U.S. GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income are useful to an investor in evaluating our operating performance because:

•  these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, and gains and losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired;

•  these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•  these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and six months ended June 30, 2012 and 2011.

Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable U.S. GAAP measures to Adjusted pre-tax income and Adjusted net income in the tables below for the three and six months ended June 30, 2012 and 2011.

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income	$29,297	$23,191	$62,224	$55,778
Add (subtract):
Depreciation and amortization	47,169	35,161	92,374	67,414
Interest and debt expense	28,073	25,750	54,698	49,481
Income tax expense	15,906	12,708	33,949	30,566
EBITDA	120,445	96,810	243,245	203,239
Add:
Net loss on interest rate swaps	6,728	15,139	3,756	7,132
Principal payments on finance lease	8,511	9,889	17,037	18,033
Adjusted EBITDA	$135,684	$121,838	$264,038	$228,404

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income
(Dollars in Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Income before income taxes	$45,203	$35,899	$96,173	$86,344
Add (subtract):
Net loss on interest rate swaps	6,728	15,139	3,756	7,132
Adjusted pre-tax income	$51,931	$51,038	$99,929	$93,476
Adjusted pre-tax income per fully diluted share	$1.54	$1.53	$2.97	$2.91
Weighted average number of common shares outstanding—Diluted	33,634	33,353	33,603	32,164

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income	$29,297	$23,191	$62,224	$55,778
Add (subtract):
Net loss on interest rate swaps, net of tax	4,352	9,780	2,432	4,606
Adjusted net income	$33,649	$32,971	$64,656	$60,384
Adjusted net income per fully diluted share	$1.00	$0.99	$1.92	$1.88
Weighted average number of common shares outstanding—Diluted	33,634	33,353	33,603	32,164